EXHIBIT 6.47


                                   GUARANTEE


WHEREAS JOHN LAWSON (the "Creditor") has agreed to extend to iQ POWER TECHNOLOGY INC. (the "Debtor") a credit facility of up to C$300,000 (the "Credit Facility");

AND WHEREAS in consideration for the Credit Facility, the undersigned (the "Guarantor") has agreed to guarantee performance of all the obligations of the Debtor in respect of the Credit Facility and supporting agreements or promissory notes issued in respect of the Credit Facility and specifically that grid promissory note for up to the principal amount of C$300,000 issued by the Debtor to the Creditor on December 27, 2000;

NOW THEREFORE IN CONSIDERATION of the sum of ONE DOLLAR ($1) and other good and valuable consideration now paid by the Debtor and the Creditor to the Guarantor, the receipt and sufficiency of which is hereby acknowledged, the Guarantor hereby guarantees the performance of all the obligations of the Debtor in respect of the Credit Facility and supporting agreements or promissory notes issued in respect of the Credit Facility and specifically that grid promissory note for up to the principal amount of C$300,000 issued by the Debtor to the Creditor on December 27, 2000 (the "Obligations").

This Guarantee shall be a continuing guarantee of the Obligations and the Creditor shall not be bound to exhaust it recourse against the Debtor before requiring fulfillment of those obligations by the Guarantor.

The Creditor may, in its absolute discretion, and without diminishing the liability of the Guarantor, grant time or other indulgences to the Debtor on or in respect to the obligations under the Agreement and give up or modify, vary, exchange, renew or abstain from perfecting or taking advantage of any securities, and accept or make any compromises or arrangements, when and in such manner as the Creditor may think expedient.

The Guarantor has requested that this agreement and all related documents be drawn up in the English language with which request the Creditor agrees. Le Guarantor a demande que le present contrat ainsi que toute la documentation d'accompagnement soient rediges en anglais, requete a laquelle le Creditor consent.

IN WITNESS WHEREOF the Guarantor has hereunto affixed its seal effective as and from December 27, 2000.

SIGNED, SEALED AND DELIVERED by                      )  iQ BATTERY RESEARCH AND
iQ BATTERY RESEARCH AND                              )      DEVELOPMENT GmbH
DEVELOPMENT GmbH in the                              )
presence of:                                         )     Peter E. Braun
                                                     )    ---------------------
/s/ [ILLEGIBLE]                                      )    authorized signature
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Witness                                              )    /s/ [ILLEGIBLE]
/s/ [ILLEGIBLE]                                      )    ---------------------
--------------------------------                     )    authorized signature
Address                                              )
/s/ [ILLEGIBLE]                                      )
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Postal Code                                          )